UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in Its Charter)

THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. WESTERN ACQUISITIONS L.P. WESTERN INVESTMENTS INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Lion Fund L.P. (“Lion Fund”) and Western Sizzlin Corp. (“Western Sizzlin”), together with the other participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of two nominees as directors at the next annual meeting of stockholders (the “Annual Meeting”) of The Steak n Shake Company (the “Company”).  Lion Fund and Western Sizzlin have filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1.    Press release issued on February 25, 2008 and posted on www.enhancesteaknshake.com:

FOR IMMEDIATE RELEASE

GLASS LEWIS RECOMMENDS STEAK N SHAKE STOCKHOLDERS VOTE THE GOLD PROXY CARD TO ELECT SARDAR BIGLARI AND PHIL COOLEY TO THE BOARD

SAN ANTONIO, TX – February 25, 2008 – Sardar Biglari, Chairman and Chief Executive Officer of Western Sizzlin Corporation (NASDAQ: WEST) and The Lion Fund, LP, announced today that Glass Lewis & Co., a leading proxy advisory firm, has recommended that stockholders of The Steak n Shake Company (NYSE: SNS) vote the GOLD proxy card to elect Sardar Biglari and Philip L. Cooley to the Steak n Shake Board at the annual meeting of stockholders scheduled to take place on March 7, 2008.

The Glass Lewis report highlights the key problems with Steak n Shake’s present leadership: “In this case, we believe that the Steak n Shake directors have two strikes against them.  Considering the long term operational troubles and relative performance of the Company’s shares, we believe it is the board’s responsibility to hold executives accountable for their results.  Clearly, this has not happened.”

Commenting on the lack of accountability and entrenchment strategies employed by Steak n Shake’s board, Glass Lewis continued “[I]n our opinion, the current board has done little to hold executives accountable for the long-term performance of the business. Moreover, the directors have taken recent action to entrench themselves on the board. As such, we believe that new independent voices are needed on the Steak n Shake board to effect change.”

Glass Lewis also took the opportunity to address the recent action taken by the board’s newly sprung amendment to Steak n Shake’s bylaws requiring 80%, instead of the former 25%, of the shares outstanding to call a special meeting. In its report, Glass Lewis stated that “the directors’ reactionary bylaw amendment is deeply troubling. In our opinion, this is an example of director entrenchment at its worst.  The directors clearly fear for their jobs.”

Sardar Biglari, in response to the report, stated, “We were very pleased with Glass Lewis’ endorsement of Phil Cooley and me for election to the board and their favorable assessment of our plan. We are gratified that Glass Lewis shares our negative view that the current board has undertaken actions that are clearly contrary to the best interests of the shareholders.”

Contact:
Morrow & Co., LLC
(203) 658-9400
Or
Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195